Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
August 5, 2009	Sr. Vice President, Chief Financial Officer, Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS REPORTS SECOND QUARTER 2009 RESULTS

EPHRATA, PENNSYLVANIA (August 5, 2009) – D&E Communications, Inc. (“D&E” or the “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the second quarter ended June 30, 2009.

For the second quarter of 2009, the Company reported a net loss attributable to common shareholders of $0.2 million, or $0.02 per share, compared to a net loss attributable to common shareholders of $11.9 million, or $0.82 per share, for the same period last year. Operating income for the second quarter of 2009 was $1.7 million, compared to an operating loss of $18.1 million in the second quarter of 2008. Total operating revenue for the second quarter of 2009 was $35.8 million, compared to $37.5 million in the second quarter of 2008.

Results for the second quarter of 2009 included a non-cash intangible asset impairment of $5.5 million ($3.2 million, or $0.22 per share, after tax) on the Wireline franchise intangible assets as a result of the Company’s annual test for impairment of goodwill and intangible assets as of April 30, 2009. In the same period of the prior year, the Company recorded a non-cash intangible asset impairment of $26.2 million ($15.3 million, or $1.06 per share, after tax) in conjunction with the annual impairment test in 2008.

Operating income increased $19.8 million due to a reduction in operating expenses of $21.5 million primarily due to the decline in the intangible asset impairment of $20.7 million, partially offset by a decline in operating revenue of $1.7 million. Wireline depreciation expense decreased $0.4 million ($0.2 million, or $0.02 per share, after tax) primarily due to certain fixed assets becoming fully depreciated in June and July 2008. In the second quarter of 2009, the Company incurred costs of $0.8 million ($0.5 million, or $0.04 per share, after tax) related to its proposed merger with Windstream Corporation and other operating expenses decreased $1.2 million. The revenue decrease of $1.7 million for the second quarter of 2009 was the result of decreases in Wireline and Systems Integration segment revenues of $1.5 million and $0.2 million, respectively.

Adjusted net income attributable to common shareholders for the second quarter of 2009, before the items described above, was $3.3 million, or $0.22 per share. Adjusted net income attributable to common shareholders for the second quarter of 2008, before the items described above, was $3.4 million, or $0.24 per share. Reconciliation between the non-generally accepted accounting principles (“non-GAAP”) financial measure of adjusted net income and the GAAP financial measure of net income is provided in the table below. Management believes the non-GAAP measure provides useful information to both management and investors by excluding certain nonrecurring revenues and expenses that may not be indicative of the Company’s core operating results, and will enhance the ability of management and investors to compare our results of operations from period to period.

For the six months ended June 30, 2009, the Company reported net income attributable to common shareholders of $3.8 million, or $0.26 per share, compared to a net loss attributable to common shareholders of $6.8 million, or $0.47 per share, for the same period last year. Operating income for the six months ended June 30, 2009 was $10.4 million, compared to an operating loss of $10.0 million in the six months ended June 30, 2008. The Company reported total operating revenue of $71.8 million for the six months ended June 30, 2009, compared to $75.3 million for the same period last year.

Included in the 2009 six-month results was the non-cash intangible asset impairment on the Wireline franchise intangible assets and the merger costs described above. The Company offered a one-time payment to non-union employees who were eligible and elected to retire by December 31, 2009. The Company recorded an expense of $0.2 million ($0.1 million, or $0.01 per share, after tax) in the first six months of 2009 for those employees who elected to retire. Wireline depreciation expense decreased $1.2 million ($0.8 million, or $0.08 per share, after tax) primarily due to certain fixed assets becoming fully depreciated in June and July 2008. The Company recognized a pension curtailment gain of $1.0 million, of which $0.9 million ($0.5 million, or $0.03 per share, after tax) was recorded as a reduction of operating expenses and the remaining $0.1 million was capitalized.

Included in the 2008 six-month results was the non-cash intangible asset impairment on the Wireline franchise intangible assets described above. The 2008 six-month results were also affected by income of $2.9 million ($1.7 million, or $0.12 per common share, after tax) from the termination of a lease guarantee and a reserve of $0.2 million ($0.1 million, or $0.01 per share, after tax) recognized on a note receivable from the sale of assets in 2006. Adjusted net income attributable to common shareholders, before the items described above, was $6.3 million, or $0.44 per share, for the six months ended June 30, 2009, compared to $6.9 million, or $0.48 per share, for the six months ended June 30, 2008.

The Company announced on May 11, 2009 that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Windstream Corporation, a Delaware corporation (“Windstream”), pursuant to which the Company will merge with and into Delta Merger Sub, Inc., a wholly owned subsidiary of Windstream (the “Merger” and the “Merger Sub,” respectively), with Merger Sub continuing as the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company (the “Shares”) will be canceled and converted automatically into the right to receive $5.00 per share in cash, without interest, and 0.65 shares of Windstream common stock. The Merger is conditioned, on certain customary conditions, including the approval of the Merger Agreement by the shareholders of the Company, the approval of the Federal Communications Commission and the Pennsylvania Public Utility Commission and other regulatory approvals.

“Second quarter 2009 results were negatively impacted by the $5.5 million non-cash franchise intangible asset impairment, reductions in revenue due to a decrease in RLEC access lines and minutes of use and the merger related costs. However, we did see increases in broadband subscribers, video subscribers and CLEC access lines as well as revenue associated with dedicated circuits and IP VPN services,” stated James W. Morozzi, D&E’s President and Chief Executive Officer. “Since our May 11, 2009 merger announcement, we have continued to focus on serving our customers and have worked collaboratively with Windstream on integration planning and the merger approval processes.”

The following table provides a reconciliation of reported and adjusted net income (loss) attributable to common shareholders and earnings (loss) per share:

	Three Months Ended June 30,				Six Months Ended June 30,
(Dollar amounts in millions, except per-share amounts)	2009		2008		2009		2008
	Amount	Per- Share	Amount	Per- Share	Amount	Per- Share	Amount	Per- Share
Reported net income (loss) attributable to common shareholders	$(0.2)	$(0.02)	$(11.9)	$(0.82)	$3.8	$0.26	$(6.8)	$(0.47)
Items impacting comparability:
Intangible asset impairment, net of tax	3.2	0.22	15.3	1.06	3.2	0.22	15.3	1.06
Merger costs, net of tax	0.5	0.04	—	—	0.5	0.04	—	—
Retirement payments, net of tax	—	—	—	—	0.1	0.01	—	—
Note receivable reserve, net of tax	—	—	—	—	—	—	0.1	0.01
Decrease in depreciation, net of tax, compared to 2008	(0.2)	(0.02)	—	—	(0.8)	(0.05)	—	—
Pension curtailment gain, net of tax	—	—	—	—	(0.5)	(0.04)	—	—
Lease guarantee termination, net of tax	—	—	—	—	—	—	(1.7)	(0.12)

Adjusted net income (loss) attributable to common shareholders	$3.3	$0.22	$3.4	$0.24	$6.3	$0.44	$6.9	$0.48

Summary Statistics

	June 30, 2009	June 30, 2008	Change	% Change
RLEC access lines	116,095	122,461	(6,366)	(5.2)%
CLEC access lines	46,900	46,462	438	0.9%
DSL/High-Speed Internet Subscribers	44,005	39,888	4,117	10.3%
Dial-up Internet subscribers	1,821	2,683	(862)	(32.1)%
Video subscribers	7,864	7,425	439	5.9%
Web-hosting customers	952	1,002	(50)	(5.0)%

Total customer connections	217,637	219,921	(2,284)	(1.0)%

On a segment by segment basis, the Company reported the following information:

Wireline

Second quarter 2009 Wireline segment revenues were $34.8 million compared to $36.2 million for the second quarter of 2008. The decrease was due in large part to lower network access revenue of $0.7 million primarily due to a decline in minutes of use and subscriber line charges. Local telephone service revenue decreased $0.4 million primarily due to a decrease in RLEC access lines. Long distance revenue declined $0.1 million primarily due to a decline in the average rate per minute of use.

Wireline operating expenses for the second quarter of 2009 were $32.7 million compared to $53.9 million during the same period last year. Intangible asset impairment expense decreased $20.7 million. Depreciation expense decreased $0.4 million primarily due to certain fixed assets that became fully depreciated in June and July of 2008. Network access expense decreased $0.5 million primarily due to a change in the routing of long distance calls. Corporate overhead expenses increased $0.9 million due to merger related costs.

Operating income was $2.1 million for the second quarter of 2009 compared to an operating loss of $17.7 million for the second quarter of 2008.

The Company completed its annual impairment evaluation of goodwill and intangible assets as of April 30, 2009. In evaluating impairment, we estimate the sum of the expected future cash flows derived from such goodwill and intangible assets. Based on the results of the evaluation, a non-cash franchise asset impairment charge of $5.5 million ($3.2 million after tax) was recognized for the three months ended June 30, 2009. The 2009 impairment charge was primarily the result of an increase in the discount rate from 9.75% to 12.65%, the rate used in the Company’s discounted cash flow model to determine fair value of the franchise intangible asset. Due to the proximity of the annual impairment assessment to the Merger announcement, the discount rate assumption was based on, in addition to a number of other factors, estimates made by the Company of cash flows that could be generated by a market participant.

In the three months ended June 30, 2008, we recognized a non-cash intangible asset impairment charge of $26.2 million ($15.3 million after tax). A decline in the estimated future regulated cash flows of the Company’s Conestoga and Buffalo Valley RLECs indicated that the estimated fair value of the franchise intangible assets was less than their carrying amount. We therefore recognized a non-cash impairment charge of $26.2 million to reduce the carrying amount of these assets to their estimated fair value. The reduction in the estimated future regulated cash flows is the result of management’s estimates of reductions in access lines, and corresponding reductions in minutes of use, long distance revenues and network access revenues that are associated with access lines. The 2009 and 2008 annual impairment evaluations did not indicate an impairment of goodwill or the customer relationship intangible assets.

In conjunction with the 2009 annual impairment evaluation, effective May 1, 2009, the Company prospectively changed the estimated useful life of the franchise intangible assets and will amortize the franchise assets over a period of twenty-five years. As a result of this change, the Company recorded amortization expense of $0.3 million on the franchise assets for the three months ended June 30, 2009.

Systems Integration

System Integration revenue for the second quarter of 2009 was $0.7 million compared to $0.9 million for the same period last year. The decline was due to lower services revenue of $0.1 million and lower product sales revenue of $0.1 million.

Second quarter 2009 operating expenses were $0.8 million compared to $0.9 million in the second quarter of 2008. Labor and benefits costs declined approximately $0.1 million primarily due to a reduction in the number of employees.

The operating loss for the second quarter of 2009 was $0.1 million compared to an operating income of $8,000 in the second quarter of 2009.

Adjusted EBITDA

We present the non-GAAP (generally accepted accounting principles) measure Adjusted EBITDA (as defined herein) below and anticipate referring to this measure in the conference call referenced below. Presentation of Adjusted EBITDA is consistent with how we evaluate performance of our business segments and Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is a non-GAAP operating measure under Regulation G of the Securities and Exchange Commission. We compute Adjusted EBITDA by adding depreciation, amortization and goodwill and intangible asset impairments to operating income. Each of these GAAP financial measures is a line item in our income statement and thus Adjusted EBITDA can be reconciled to net income (loss) attributable to common shareholders, the most comparable GAAP financial measure to it. However, other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as a substitute for cash flow from operating activities as a measure of liquidity or a substitute for net income (loss) as an indicator of operating performance or any other measure of performance derived in accordance with GAAP. Net income (loss) attributable to common shareholders is reconciled to consolidated Adjusted EBITDA for the three and six months ended June 30, 2009 and 2008, respectively, in the following table:

(Dollar amounts in thousands)	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Consolidated Adjusted EBITDA	$14,667	$15,879	$30,431	$31,849

Depreciation and amortization	(7,426)	(7,768)	(14,484)	(15,616)
Intangible asset impairment	(5,500)	(26,200)	(5,500)	(26,200)

Operating income (loss)	1,741	(18,089)	10,447	(9,967)

Interest expense, net of interest capitalized	(2,767)	(2,951)	(5,669)	(6,300)
Other income (expense), net	53	115	646	3,533
Income (taxes) benefit	745	9,000	(1,600)	5,957
Dividends on utility preferred stock	(17)	(17)	(33)	(33)

Net income (loss) attributable to common shareholders	$(245)	$(11,942)	$3,791	$(6,810)

Operating income (loss) is reconciled to segment and consolidated Adjusted EBITDA for the six months ended June 30, 2009 and 2008, respectively, in the following table:

(Dollar amounts in thousands)	Wireline	Systems Integration	Corporate & Other	Consolidated

	Six months ended June 30, 2009
Adjusted EBITDA	$30,707	$(133)	$(143)	$30,431

Depreciation and amortization	(13,957)	(46)	(481)	(14,484)
Intangible asset impairment	(5,500)	—	—	(5,500)

Operating income (loss)	$11,250	$(179)	$(624)	$10,447

(Dollar amounts in thousands)	Wireline	Systems Integration	Corporate & Other	Consolidated

	Six months ended June 30, 2008
Adjusted EBITDA	$32,251	$(66)	$(336)	$31,849

Depreciation and amortization	(15,141)	(87)	(388)	(15,616)
Intangible asset impairment	(26,200)	—	—	(26,200)

Operating income (loss)	$(9,090)	$(153)	$(724)	$(9,967)

Conference Call

The Company will host a conference call and live webcast on August 6, 2009 at 10:00 a.m. Eastern Time. Parties in the United States and Canada can call 800-289-0572 to access the conference call. Parties outside the United States and Canada can access the call at 913-312-1270. The live webcast of the conference call will be accessible from the “Investors” section of the Company’s website (www.decommunications.com). The webcast will be archived for a period of 90 days.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of D&E Communications and Windstream. In connection with the proposed transaction, Windstream has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of D&E and also constitutes a prospectus of Windstream. At the appropriate time, D&E will mail the definitive proxy statement/prospectus to its shareholders. Before making any voting or investment decision, investors are urged to read the definitive proxy statement/prospectus when it becomes available because it will contain important information about the proposed transaction. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website at www.sec.gov. Free copies of these documents may also be obtained from Windstream upon written request to Windstream Investor Relations, 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or by calling (866) 320-7922, or from D&E Communications upon written request to D&E Communications, P.O. Box 458, Ephrata, Pennsylvania 17522, Attention: Corporate Secretary or by calling (877) 433-8632.

D&E Communications, Windstream, and their respective officers and directors may be deemed to be soliciting proxies from D&E Communications’ shareholders in favor of the proposed merger. Information regarding D&E Communications and Windstream’s respective directors and executive officers can be found in their respective Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, business continuity and co-location services, data and professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to: changes in the competitive and technological environment in which we operate; our ability to further penetrate our markets and the related cost of that effort; reductions in rates or call volume that generate network access revenues; government and regulatory policies at both the federal and state levels, including potential intercarrier compensation reform; current economic conditions; a decline in value of our pension fund assets; our current level of debt financing; potential future goodwill or intangible asset impairment charges; and our ability to fund necessary investment in plant and equipment and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
OPERATING REVENUES
Communication service revenues	$34,650	$36,070	$69,423	$72,683
Communication products sold	462	742	806	1,201
Other	729	737	1,551	1,462

Total operating revenues	35,841	37,549	71,780	75,346

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	11,121	12,296	22,389	24,552
Cost of communication products sold	318	605	578	977
Depreciation and amortization	7,426	7,768	14,484	15,616
Marketing and customer services	3,743	3,909	7,330	7,848
General and administrative services	5,157	4,860	10,217	10,120
Merger costs	835	—	835	—
Intangible asset impairment	5,500	26,200	5,500	26,200

Total operating expenses	34,100	55,638	61,333	85,313

Operating income (loss)	1,741	(18,089)	10,447	(9,967)

OTHER INCOME (EXPENSE)
Interest expense, net of interest capitalized	(2,767)	(2,951)	(5,669)	(6,300)
Other, net	53	115	646	3,533

Total other income (expense)	(2,714)	(2,836)	(5,023)	(2,767)

Income (loss) before income taxes	(973)	(20,925)	5,424	(12,734)

INCOME TAXES (BENEFIT)	(745)	(9,000)	1,600	(5,957)

NET INCOME (LOSS)	(228)	(11,925)	3,824	(6,777)

NONCONTROLLING INTERESTS
Dividends on utility preferred stock	17	17	33	33

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(245)	$(11,942)	$3,791	$(6,810)

Weighted average common shares outstanding (basic)	14,345	14,481	14,374	14,472
Weighted average common shares outstanding (diluted)	14,345	14,481	14,390	14,472

BASIC AND DILUTED EARNINGS PER COMMON SHARE

Earnings (loss) per common share	$(0.02)	$(0.82)	$0.26	$(0.47)

Dividends per common share	$0.12	$0.12	$0.25	$0.25

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,086	$18,280
Accounts receivable, net of reserves of $673 and $466	13,269	13,086
Inventories-materials and supplies	2,674	2,651
Prepaid expenses	6,582	9,367
Other	2,145	2,500

TOTAL CURRENT ASSETS	36,756	45,884

PROPERTY, PLANT AND EQUIPMENT
In service	424,343	417,209
Under construction	6,143	5,235

	430,486	422,444
Less accumulated depreciation	267,824	258,642

	162,662	163,802

OTHER ASSETS
Goodwill	138,441	138,441
Intangible assets, net of accumulated amortization	88,895	97,344
Other	8,045	7,449

	235,381	243,234

TOTAL ASSETS	$434,799	$452,920

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,079	$7,076
Accounts payable and accrued liabilities	10,029	10,690
Accrued taxes	307	543
Accrued interest and dividends	1,228	1,178
Advance billings, customer deposits and other	4,659	4,706
Derivative financial instruments	1,928	3,091

TOTAL CURRENT LIABILITIES	25,230	27,284

LONG-TERM DEBT	175,513	179,054

OTHER LIABILITIES
Deferred income taxes	49,007	50,071
Defined benefit plans	21,531	34,749
Other	5,554	5,181

	76,092	90,001

COMMITMENTS AND CONTINGENCIES

EQUITY
Common shareholders’ equity:
Common stock, par value $0.16, authorized shares-100,000; issued shares-16,313 at June 30, 2009 and 16,187 at December 31, 2008; outstanding shares-14,394 at June 30, 2009 and 14,410 at December 31, 2008	2,610	2,590
Additional paid-in capital	165,045	164,526
Accumulated other comprehensive loss	(20,352)	(21,908)
Retained earnings	30,090	29,917
Treasury stock at cost, 1,919 shares at June 30, 2009 and 1,777 shares at December 31, 2008	(20,875)	(19,990)

Total common shareholders’ equity	156,518	155,135
Noncontrolling interests:
Preferred stock of utility subsidiary, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

TOTAL EQUITY	157,964	156,581

TOTAL LIABILITIES AND EQUITY	$434,799	$452,920

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,824	$(6,777)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,484	15,616
Bad debt expense	520	203
Deferred income taxes	(2,034)	(9,852)
Stock-based compensation expense	367	245
Gain on retirement of property, plant and equipment	(42)	(41)
Intangible asset impairment	5,500	26,200
Termination of lease guarantee	—	(2,904)
Note receivable reserve	—	200
Changes in operating assets and liabilities:
Accounts receivable	(703)	380
Inventories	(22)	39
Prepaid expenses	2,735	(4,435)
Accounts payable and accrued liabilities	(533)	(3,048)
Accrued taxes and accrued interest	(186)	(688)
Advance billings, customer deposits and other	(47)	373
Defined benefit plans	(11,971)	(1,454)
Other, net	219	(281)

Net Cash Provided by Operating Activities	12,111	13,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10,821)	(13,576)
Proceeds from sales of property, plant and equipment	340	409
Collection of note receivable	—	49

Net Cash Used In Investing Activities	(10,481)	(13,118)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,443)	(3,475)
Preferred dividends on noncontrolling interests	(33)	(33)
Payments on long-term debt	(3,537)	(4,285)
Proceeds from issuance of common stock and stock options exercised	74	60
Excess tax benefits from stock compensation plans	—	37
Purchase of treasury stock	(885)	—

Net Cash Used In Financing Activities	(7,824)	(7,696)

DECREASE IN CASH AND CASH EQUIVALENTS	(6,194)	(7,038)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	18,280	17,845

END OF PERIOD	$12,086	$10,807